**Ernie Barnes** (b. 1938 - d. 2009)



In 2022, Barnes' work, "The Sugar Shack" sold, a painting commissioned by Marvin Gaye for the cover of his album "I Want You". The piece sold for $15.3M, shattering Barnes' previous record of $550K and catalyzing deeper price discovery in Barnes market.

INVESTMENT THESIS

Initial Offering Price
$477,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales


$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
08
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23

Price Appreciation of Similar Works
36.0%

Sharpe Ratio (1995-2021) watch video

| | |
|---|---|
| Ernie Barnes | Not enough data |
| All Art | 0.55 |
| S&P 500 | 0.56 |

99% Progress

INVEST NOW



## Ernie Barnes

(b. 1938 - d. 2009)

**Why we like this offering**

1. Ernie Barnes is a former NFL player turned artist recognized for his lively paintings of everyday Black joy.
2. Barnes was drafted to the NFL in 1959 and played for the Baltimore Colts, Titans of New York, San Diego Chargers, and Denver Broncos. After a career-ending injury in 1965, he decided to pursue art full-time. Sonny Werblin, then owner of the New York Jets, was so impressed by Barnes' talent that he retained the artist as a salaried athlete to paint rather than play for his team.
3. Ernie Barnes painted in a style he defined as "neo-mannerist," which features figures with elongated limbs and closed eyes and captures the human body in motion.
4. The Artwork is a small-scale, single figure example of Ernie Barnes' Basketball series, which features young Black men playing basketball in rural southern landscapes with makeshift hoops made from wooden peach baskets.
5. Auction records for artworks similar in subject created during the same period, include: *One-On-One* (1979), which sold for $945,000 at Christie's New York on November 17, 2022, *The Shot* (1985), which sold for $508,500 at Bonhams New York on May 25, 2023, and *Shootin' the Breeze* (1974), which sold for $403,200 at Christie's New York on March 10, 2023.
6. Ernie Barnes' auction records are led by *The Sugar Shack* (1976), which sold for $15,275,000 in May 2022, followed by *Storm Dance*, which sold for $2,340,000 in May 2022, and *Main Street Pool Hall*, which sold for $1,808,154 in June 2022.

*Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*

## Artist Metrics

| 2022 Total Auction Sales | 2022 Auction Lots Sold | All Time Record Price |
|---|---|---|
| $0 | 0 | $-∞ |

Average Prices


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Turnover by Year


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Lots Auctioned Sold Unsold


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| | |
|---|---|
| Initial Offering Price | **$477,000** |
| Offering Circular | sec.gov/edgar |

**Painting**







**About Ernie Barnes**

Ernest Eugene Barnes Jr. (July 15, 1938 – April 27, 2009) was an American artist, well known for his unique style of elongated characters and movement. He was also a professional football player, actor and author. — Wikipedia

INVEST NOW

# ERNIE
# BARNES

b. 1938 — d. 2009, UNITED STATES



**$477,000**
INITIAL OFFERING

**36.0%**
ANNUAL APPRECIATION OF SIMILAR WORKS (SINCE 2000)[1,2]

**45.0%**
ANNUAL APPRECIATION OF RECORD PRICES[3]

Acrylic on canvas | 36 × 18 in.

Ernie Barnes is a former NFL player turned artist recognized for his lively paintings of everyday Black joy.

The Artwork is a small-scale, single figure example of Ernie Barnes' Basketball series, which features young Black men playing basketball in rural southern landscapes with makeshift hoops made from wooden peach baskets. The series merges his experience as a professional athlete with his social upbringing as a young Black man in the south who attended rhythm and blues dance halls and played basketball recreationally. Ernie Barnes painted figures in a style he defined as "neo-mannerist," which captures the human body in motion with elongated limbs and closed eyes. The Artwork illustrates a young Black male figure mid-air as he twists his long-limbed body into an impossible aerodynamic position to release a basketball into a peach basket hoop. The figure is bare-foot and wears a white t-shirt and blue jeans. In the background, a single, old country house in a brown, dirt landscape stands against a neutral, creamy off-white sky. Auction records for artworks similar in subject created during the same period are led by One-On-One (1979), which sold for $945,000 at Christie's New York on November 17, 2022, The Shot (1985), which sold for $508,500 at Bonhams New York on May 25, 2023, and Shootin' the Breeze (1974), which sold for $403,200 at Christie's New York on March 10, 2023.

Despite Ernie Barnes' success as a sports artist during his lifetime, he did not achieve institutional recognition or mainstream success in the art market until more recently. From 2018 to 2019, a retrospective of Barnes' work traveled from the California African American Museum to the North Carolina Museum of History. In 2020, UTA Artist Space in Los Angeles also mounted a comprehensive survey of the artist titled Liberating Humanity from Within. His work is now represented in the numerous public collections, including the African American Museum in Philadelphia, California African American Museum in Los Angeles, the Pro Football Hall of Fame in Canton, Ohio, BYU Museum of Art in Provo, Utah, North Carolina Central University Art Museum in Durham, the American Sport Art Museum and Archives in Daphne, Alabama, among many others. Barnes' success in the secondary market has seen major growth in the last few years, achieving all of his top ten records in 2022. As of August 1, 2023, the artist's auction records are led by his seminal painting The Sugar Shack (1976), which sold for $15,275,000 at Christie's New York on May 12, 2022, followed by Storm Dance, which sold for $2,340,000 at Christie's New York on May 13, 2022, and Main Street Pool Hall, which sold for $1,808,154 (£ 1,482,000) at Christie's London on June 28, 2022.

**AS OF AUGUST 11, 2023, THE ARTIST'S AUCTION RECORDS ARE LED BY HIS SEMINAL PAINTING THE SUGAR SHACK (1976), WHICH SOLD FOR $15,275,000 AT CHRISTIE'S NEW YORK ON MAY 12, 2022, FOLLOWED BY STORM DANCE, WHICH SOLD FOR $2,340,000 AT CHRISTIE'S NEW YORK ON MAY 13, 2022, AND MAIN STREET POOL HALL, WHICH SOLD FOR $1,808,154 (£ 1,482,000) AT CHRISTIE'S LONDON ON JUNE 28, 2022.**

AUCTION RESULTS FOR SIMILAR WORKS[2]


$1M
$0.8M
$0.5M
$0.3M
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023



Ernie Barnes (b. July 15, 1938, Durham, North Carolina, d. April 27, 2009, Los Angeles, California) is a former NFL player turned artist recognized for his lively paintings of everyday Black joy. Born at the height of Jim Crow, Barnes could not visit museums as a child; however, he developed an early interest in art history by reading books at the house of a prominent attorney where his mother managed the household staff. Barnes kept a sketchbook throughout school and studied painting at the North Carolina College at Durham (now North Carolina Central University) while he attended on a full scholarship to play football. He was drafted to the NFL in 1959 and played for the Baltimore Colts, Titans of New York, San Diego Chargers, and Denver Broncos. After a career-ending injury in 1965, he decided to pursue art full-time. Sonny Werblin, then owner of the New York Jets, was so impressed by Barnes' talent that he retained the artist as a salaried athlete to paint rather than play for his team. In 1966, Werblin hosted Barnes' first solo exhibition at the Grand Central Arts Gallery in New York. Barnes used his intimate knowledge of how the body moves from playing sports to capture the energy of figures in motion. He painted from memory and defined his graceful elongated figurative style as "neo-mannerist." His most famous work, The Sugar Shack (1976), was featured on the cover of Marvin Gaye's I Want You album and in the sitcom Good Times. He successfully combined his passions for sports and art, creating numerous commissions for the NBA, NFL, and other athletic organizations, which earned him the first Sports Artist of the Year award from the United States Sports Academy in 1985 and America's Best Painter of Sports award from the American Sport Art Museum and Archives in 2004. In 1990, he was awarded an honorary doctorate of fine arts from North Carolina Central University and in 1999, the University of North Carolina Board of Governors honored him with the University Award. Barnes passed away on April 27, 2009, in Los Angeles, California.




© ERNIE BARNES

ERNIE BARNES



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Ernie Barnes with the following criteria: Paintings of single figures playing basketball created before 1990. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 36.0% CAGR implied from selected sales occurring from November 9, 2010 to May 25, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Ernie Barnes have a record price compound annual growth rate ("CAGR") of 45.0% from October 19, 1999 to December 31, 2022. This calculation is based on (i) a record price of $2,250 on October 19, 1999, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $13,026,201 the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends

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